Exhibit 99.1
Unaudited Pro Forma Combined Financial Information
This unaudited pro forma condensed consolidated statement of operations has been prepared to reflect (1) the acquisition of a 6.99 percent general partner interest in RIGS Haynesville Partnership Co. (“HPC”) by Regency Energy Partners LP (“Regency”), (2) the application of push-down accounting following the acquisition of the general partner of Regency, which constitutes 100 percent of the general partner interest in Regency by Energy Transfer Equity, L.P. (“ETE”), and (3) Regency’s acquisition of a 49.9 percent interest in Midcontinent Express Pipeline LLC (“MEP”) from ETE.
On April 30, 2010, Regency purchased 76,989 general partner units representing a 6.99 percent general partner interest in HPC from EFS Haynesville for $92,087,000, increasing Regency’s ownership interest from 43 percent to 49.99 percent.
On May 26, 2010, Regency GP Acquirer, L.P. (the “GP Seller”) completed the sale of all of the outstanding membership interests in Regency GP LLC (the “Managing General Partner”) and all of the outstanding limited partners’ interests in Regency GP LP, (the “General Partner”) pursuant to a Purchase Agreement (the “Purchase Agreement”) among GP Seller, ETE and ETE GP Acquirer LLC, an affiliate of ETE. GP Seller received preferred units in ETE with a fair value of approximately $304,950,000.
Prior to the closing of the transactions under the Purchase Agreement, GP Seller, an affiliate of GE Energy Financial Services Inc. (“GE EFS”), owned all the outstanding limited partners’ interests in the General Partner, which is the sole general partner of Regency, and all of the member interest in the Managing General Partner, which is the sole general partner of the General Partner, and controlled Regency. As a result of the sale of its general partner, control of Regency was transferred from GE EFS to ETE.
Upon closing of the Purchase Agreement, Regency, Regency Midcontinent Express LLC (“Regency Midcon”), a wholly owned subsidiary of Regency, and ETE completed the Contribution Agreement, pursuant to which ETE contributed a 49.9 percent interest in MEP and an option to purchase an additional 0.1 percent interest in MEP to Regency in exchange for 26,266,791 common units of Regency. The consideration payable under the Contribution Agreement is subject to a purchase price adjustment, payable in cash, based on changes in the working capital and long-term debt levels of MEP from those as of January 1, 2010 and any capital expenditures made by MEP after January 1, 2010, and ETE paid $12,848,000 in cash to Regency as an estimated purchase price adjustment. The consideration is subject to further post-closing adjustment.
On May 26, 2010, Regency entered into the Services Agreement with ETE and ETE Services Company, LLC (“Services Co.”). Under the Services Agreement, Services Co. will perform certain general and administrative services to be agreed upon by the parties. Regency will pay Services Co.’s direct expenses for the provision of these services, plus an annual fee of $10,000,000, and Regency will receive the benefit of any cost savings recognized for these services. The Services Agreement has a five-year term, subject to earlier termination rights in the event of a change of control of a party, the failure to achieve certain costs savings for the benefit of Regency or an event of default.
Regency applied the guidance of the Financial Accounting Standards Board Accounting Standards Codification Topic 805, “Business Combinations.” The pro forma adjustments, which were prepared applying the rules established by the Securities and Exchange Commission in Article 11 of Regulation S-X, have been applied to the unaudited combined financial information presented in accordance with Rule 3-05 of Regulation S-X.
This pro forma condensed consolidated statement of operations reflects the transactions and the pro forma adjustments as though all of the transactions described above occurred as of January 1, 2010 for the six-month interim period ended June 30, 2010. A balance sheet reflecting the transactions described above was filed in our Form 10-Q for the three and six months ended June 30, 2010. Accordingly, this Current Report on Form 8-K does not include a pro forma balance sheet.
The historical financial information included in the column entitled “Partnership” was derived from the unaudited financial statements included in Regency’s Form 10-Q for the six months ended June 30, 2010.
The unaudited pro forma combined financial information is based on assumptions that Regency believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. They are not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor are they indicative of future consolidated results.

Regency Energy Partners LP
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Six Months Ended June 30, 2010
(in thousands except unit data and per unit data)

	Partnership
			Total of
			Successor and
	Successor		Predecessor
	Period from	Predecessor	Periods for the
	Acquisition	Period from	Six Months
	(May 26, 2010)	January 1, 2010	Ended June 30,	Pro Forma		Pro Forma
	to June 30, 2010	to May 25, 2010	2010	Adjustments		Combined

REVENUES
Gas sales	$48,103	$232,063	$280,166	$—		$280,166
NGL sales	28,766	166,362	195,128	—		195,128
Gathering, transportation and other fees, including related party amounts	22,884	116,061	138,945	—		138,945
Net realized and unrealized loss from derivatives	(130)	(716)	(846)	—		(846)
Other	3,357	15,477	18,834	—		18,834

Total revenues	102,980	529,247	632,227	—		632,227

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	74,081	371,871	445,952	—		445,952
Operation and maintenance	11,942	53,841	65,783	—		65,783
General and administrative	7,104	37,212	44,316	4,167	a	48,483
Loss on asset sales, net	10	303	313	—		313
Depreciation and amortization	10,995	46,084	57,079	7,905	b	64,984

Total operating costs and expenses	104,132	509,311	613,443	12,072		625,515

OPERATING INCOME	(1,152)	19,936	18,784	(12,072)		6,712

Income from unconsolidated subsidiaries	8,121	15,872	23,993	1,803	c	32,836
				8,860	d
				(1,820	) e
Interest expense, net	(8,109)	(36,459)	(44,568)	(2,408	) f	(44,815)
				421	g
				1,740	h
Other income and deductions, net	(3,510)	(3,891)	(7,401)	—		(7,401)

LOSS BEFORE INCOME TAXES	(4,650)	(4,542)	(9,192)	(3,476)		(12,668)
Income tax expense	245	404	649	—		649

NET LOSS	$(4,895)	$(4,946)	$(9,841)	$(3,476)		$(13,317)
Net income attributable to noncontrolling interest	(29)	(406)	(435)	—		(435)

NET LOSS ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$(4,924)	$(5,352)	$(10,276)	$(3,476)		$(13,752)

Amounts attributable to Series A convertible redeemable preferred units	668	3,336	4,004			4,004
General partner’s interest, including IDR	803	662	1,465			1,475
Amount allocated to non-vested common units	—	(79)	(79)			(84)

Limited partners’ interest	$(6,395)	$(9,271)	$(15,666)			$(19,147)

Basic and Diluted loss per unit:
Amount allocated to common units			$(15,666)			$(19,147)
Weighted average number of common units outstanding			97,257,041			119,163,020
Basic loss per common unit			$(0.16)			$(0.16)
Diluted loss per common unit			$(0.16)			$(0.16)
Distributions paid per unit			$0.445			$0.445
See accompanying notes to unaudited pro forma condensed consolidated statement of operations

Regency Energy Partners LP
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
The following notes discuss the columns presented and the entries made to the unaudited pro forma condensed consolidated statement of operation.
Partnership
These columns represent the historical unaudited condensed consolidated statements of operations of Regency for the successor and predecessor periods and the total thereof for the interim six-month period ended June 30, 2010 as reported in the Quarterly Report on Form 10-Q for the six months ended June 30, 2010.
Pro Forma Adjustments
a. Represents Regency’s general and administrative services fee to ETE, under a service agreement between Regency and Service Co., for the five months ended May 31, 2010. This adjustment assumes no savings and no incremental fees.
b. Represents the incremental depreciation and amortization expenses due to the increase in book value of Regency’s long-lived assets applying the straight-line method over their respective useful lives, for the five months ended May 31, 2010. For property, plant and equipment, the useful lives vary from 5 to 35 years. For intangible assets, the useful lives vary from 20 to 30 years.
c. Represents the income from HPC for the four months ended April 30, 2010 as if Regency purchased the 6.99 percent partnership interest in HPC on January 1, 2010.
d. Represents the income from MEP for the five months ended May 31, 2010 as if Regency acquired the 49.9 percent member interest in MEP on January 1, 2010.
e. Represents the incremental amortization of investment in HPC due to the increase in book value for the five months ended May 31, 2010. To the extent the increased value can be attributed to HPC’s underlying long-lived assets, it is amortized applying the straight-line method over the useful lives of HPC’s respective long-lived assets, which vary from 15 to 30 years. The amount that cannot be attributed to a specific asset or liability of HPC is assigned to goodwill in equity investment and will not amortize over future periods.
f. Represents the incremental interest expenses for the four months ended April 30, 2010 related to the additional borrowing of $92,087,000 to fund the purchase of a 6.99 percent general partner interest in HPC. The applicable interest rate used for the four months ended April 30, 2010, was 7.84 percent.
g. Represents the interest reduction from the repayment of $12,848,000 received as a purchase price adjustment from MEP for the five months ended May 31, 2010. The applicable interest rate used for the five months ended May 31, 2010, was 7.86 percent.
h. Represents the amortization of premiums on senior notes for the five months ended May 31, 2010 due to recording these obligations at fair value. The premiums are being amortized over the remaining terms of the respective senior notes.